SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549
______________________________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

     OGLEBAY NORTON COMPANY
(Exact name of registrant as specified in its charter)

Ohio	34-1888342

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

1100 Superior Avenue, 21st Floor, Cleveland, Ohio	44114-2598

(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:    N/A    (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	The Nasdaq Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

          This Form 8-A/A amends the Form 8-A/A filed with the Commission on November 18, 1998 by the Registrant’s predecessor, Oglebay Norton Company, a Delaware corporation (“Oglebay Delaware”). On August 26, 1987, the Board of Directors of Oglebay Delaware declared a dividend consisting of one Preferred Share Purchase Right (the “Right”) for each outstanding share of Common Stock of Oglebay Delaware. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement, originally dated February 22, 1989 and subsequently amended, between Oglebay Delaware and National City Bank, as Rights Agent (replacing KeyBank National Association) (the “Rights Agreement”). The Rights Agreement provides that, following an announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding, the registered holder (other than an acquiring party) of each Right is entitled to purchase preferred stock at a specified price.

          On April 30, 2001, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 8, 2001, by and between Oglebay Delaware and ON Minerals Company, Inc., an Ohio corporation (“ON Minerals”), Oglebay Delaware was merged with and into ON Minerals and the name of ON Minerals was changed to Oglebay Norton Company (the Registrant). As a result of the merger, Oglebay Delaware reincorporated in the state of Ohio. Pursuant to the Merger Agreement, the Registrant assumed all rights, obligations, debts, liabilities and duties of Oglebay Delaware, including such rights and obligations pursuant to the Rights Agreement. No Rights were triggered as a result of the merger.

          The Board of Directors of the Registrant has determined that it is in the best interest of the Registrant and its shareholders to terminate the Rights Agreement and thus approved the termination of the Rights Agreement, effective as of the effective date of the merger, pursuant to a Termination Agreement between the Registrant and the Rights Agent.

          The above summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended by the First Amendment to Rights Agreement and Second Amendment to Rights Agreement, included as Exhibit 4(b) to Oglebay Delaware’s Annual Report on Form 10-K for the year ended December 31, 1993 and filed with the Commission on March 30, 1994, the Third Amendment to Rights Agreement, included as Exhibit 4(c) to Oglebay Delaware’s Amendment to Registration Statement on Form 8-A/A and filed with the Commission on September 28, 1994, the Fourth Amendment to Rights Agreement, included as Exhibit 4(d) to Oglebay Delaware’s Amendment to Registration Statement on Form 8-A/A and filed with the Commission on January 21, 1997, and the Fifth Amendment to Rights Agreement, included as Exhibit 4(e) to Oglebay Delaware’s Amendment to Registration Statement on Form 8-A/A and filed with the Commission on November 18, 1998.

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ITEM 2.	EXHIBITS.

Exhibit No.	Exhibit Description

4(b)	*Amended and Restated Rights Agreement, dated as of February 22, 1989, between Oglebay Delaware and Ameritrust Company National Association, as Rights Agent; First Amendment to Rights Agreement, dated as of June 10, 1991, between Oglebay Delaware and Rights Agent; and Second Amendment to Rights Agreement, dated as of March 2, 1992, between Oglebay Delaware and Rights Agent.

4(c)	**Third Amendment to Rights Agreement, dated as of August 31, 1994, between Oglebay Delaware and Society National Bank, successor by merger to Ameritrust Company National Association, as Rights Agent.

4(d)	***Fourth Amendment to Rights Agreement, dated as of January 21, 1997, between Oglebay Delaware and KeyBank National Association, successor by merger to Society National Bank, as Rights Agent.

4(e)	****Fifth Amendment to Rights Agreement, dated as of November 18, 1998, between Oglebay Delaware and National City Bank, as Rights Agent.

4(f)	Termination Agreement, dated as of April 30, 2001, by and between Registrant and National City Bank, as Rights Agent.

*	Incorporated by reference to Exhibit 4(b) filed with Oglebay Delaware’s Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission on March 30, 1994.

**	Incorporated by reference to Exhibit 4(c) filed with Oglebay Delware’s Amendment to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on September 28, 1994.

***	Incorporated by reference to Exhibit 4(d) filed with Oglebay Delaware’s Amendment to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on January 21, 1997.

****	Incorporated by reference to Exhibit 4(e) filed with Oglebay Delaware’s Amendment to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on November 18, 1998.

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SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly cause this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

Oglebay Norton Company

Date:	May 3, 2001	By:	/s/ Rochelle F. Walk

Rochelle F. Walk,
Vice President and Secretary

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